Exhibit 99.1

Media Contact	Investor Relations
Tucker McNeil tel: +1 804-444-6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804-444-2556

MWV Reports Fourth Quarter and Record Full-Year 2011 Results

Highlights:

•	Record FY 2011 income from continuing operations of $268 million ($1.54/share; $1.92/share ex-items) driven by strong profit growth in Packaging Resources and Specialty Chemicals

•	FY 2011 sales grew 6% including continued strong emerging markets gains of 10%

•	Q4 2011 loss per share from continuing operations of $0.05; income of $0.26/share ex-items

•	FY 2011 cash flow from continuing operations of approximately $560 million

RICHMOND, VA – January 25, 2012 – MeadWestvaco Corporation (NYSE: MWV) today reported a loss from continuing operations of $9 million, or $0.05 per share, in the fourth quarter of 2011. Excluding special items, principally charges related to the forthcoming spinoff of the Consumer & Office Products business, income from continuing operations in the fourth quarter of 2011 was $44 million, or $0.26 per share, versus $71 million, or $0.41 per share in 2010 on the same basis. The decline was primarily due to lower volume across certain U.S. and European packaging markets as customers aggressively responded to uncertain demand trends caused by ongoing global macroeconomic developments.

Total sales in the fourth quarter of 2011 were unchanged compared to 2010. Growth in global markets for food, beverage and healthcare packaging, and higher sales of performance chemicals for inks, adhesives, and oilfield drilling markets were offset primarily by lower demand in home and garden, beauty and personal care packaging, particularly in Europe, and in general paperboard packaging.

Total sales for full-year 2011 increased 6 percent compared to 2010. Full-year 2011 pre-tax income from the company’s business segments (before Corporate and Other) increased 15 percent to $840 million led by significant profit improvements in Packaging Resources of 25 percent and Specialty Chemicals of 44 percent. Growth in global markets for food, beverage and tobacco, as well as in performance chemicals for adhesives, inks and oilfield markets drove the company’s improved full-year 2011 results.

“Another year of record results in 2011 demonstrates that our market-focused strategies will deliver strong, sustainable financial returns for our shareholders,” said John A. Luke, Jr., chairman and chief executive officer. “We are confident that our growth model centered on commercial excellence, innovation, emerging markets and expanded participation will extend and accelerate this outstanding progress over the next several years.”

Luke continued, “Even as our customers responded to slower economic conditions and weaker demand in the fourth quarter, the profitable growth strategies we have been implementing still had a positive impact on our results during this difficult period. We gained new brand-owner relationships and expanded existing ones in food, beverage, and beauty and personal care markets while also continuing to expand our business in key emerging markets. We also added new capabilities and technologies to our platform with the acquisition of Polytop, a caps and closures business that will strengthen our position in food, beauty and personal care, and home and garden markets around the world. Our continued progress in each of these areas gives us great confidence that we will achieve our long-term revenue and earnings growth targets.”

Fourth Quarter and Full-Year Comparisons

Loss from continuing operations in the fourth quarter of 2011 was $9 million, or $0.05 per share, compared to income from continuing operations in the fourth quarter of 2010 of $68 million, or $0.40 per share. Income from continuing operations in full-year 2011 was $268 million, or $1.54 per share, compared to income from continuing operations in full-year 2010 of $262 million, or $1.52 per share. Sales in the fourth quarter of 2011 were $1.50 billion, unchanged compared to the prior year. Sales in full-year 2011 increased 6 percent to $6.06 billion compared to the prior year.

Adjusted income from continuing operations in the fourth quarter of 2011, excluding the effects of special items, was $44 million, or $0.26 per share, compared to adjusted income from continuing operations in the fourth quarter of 2010 of $71 million, or $0.41 per share. Adjusted income from continuing operations in full-year 2011, excluding the effects of special items, was $335 million, or $1.92 per share, compared to adjusted income from continuing operations in full-year 2010 of $267 million, or $1.54 per share. Items excluded in the measures of adjusted income from continuing operations and adjusted per share amounts are presented in the “Use of Non-GAAP Measures” section of this release.

Fourth Quarter Segment Results

Following is a summary of fourth quarter 2011 results by business segment. All comparisons for the fourth quarter of 2011 are with the fourth quarter of 2010 on a continuing operations basis.

Packaging Resources

(Includes high-quality packaging paperboard principally for global food and beverage, tobacco and commercial print markets as well as MWV Rigesa, a fully-integrated manufacturer of corrugated packaging solutions for produce, meat and consumer products markets in Brazil)

•	5% sales growth

•	42% profit decline

In the Packaging Resources segment, profit was $37 million in the fourth quarter of 2011 compared to $64 million in the fourth quarter of 2010. Sales increased to $698 million in the fourth quarter of 2011 compared to $667 million in the fourth quarter of 2010.

Sales growth was primarily due to improved paperboard pricing and better product mix across key packaging markets.

Total paperboard shipments were slightly lower in the fourth quarter. The segment continued to outperform in targeted global food and beverage markets, as volumes in those markets outpaced industry trends and helped offset lower volumes in tobacco due to the timing of shipments and weaker demand in general packaging grades. MWV Rigesa’s corrugated shipments decreased principally due to weaker exports for fruit and meats, as well as from year-end destocking by domestic household products customers.

Profit performance in 2011 reflected the benefit of strong pricing and product mix improvement across key product lines. These benefits were more than offset by market-related downtime due to lower demand, input cost inflation for certain raw materials and freight, as well as incremental costs associated with the planned Covington mill outage in October 2011.

Consumer Solutions

(Includes paperboard and plastic packaging solutions for beverage, tobacco, beauty and personal care, home and garden, and healthcare markets)

•	Unchanged sales

•	29% profit decline

In the Consumer Solutions segment, profit was $17 million in the fourth quarter of 2011 compared to $24 million in the fourth quarter of 2010. Sales were $437 million in the fourth quarter of 2011, which were even versus the fourth quarter of 2010.

In the Consumer Solutions segment, sales were flat with 2010 as improved pricing and product mix across key packaging markets and the favorable impact from the 2010 acquisition of Spray Plast were offset by overall volume declines and unfavorable foreign currency exchange. Inventory management actions and global macroeconomic conditions negatively impacted overall demand in home and garden, beauty and personal care, and beverage packaging in North America and Europe. These declines were partially offset by solid volume growth in emerging beverage markets and in healthcare packaging.

Profit performance in 2011 primarily reflected volume declines as well as input cost inflation and unfavorable foreign currency exchange. These factors were partially offset by improved pricing and product mix, as well as productivity gains.

Specialty Chemicals

(Includes chemicals for asphalt, oilfield, adhesives, inks and paper sizing, as well as activated carbon for auto emission controls and for food, water and air purification)

•	12% sales growth

•	17% profit growth

In the Specialty Chemicals segment, profit increased to $42 million in the fourth quarter of 2011 compared to $36 million in the fourth quarter of 2010. Sales increased to $193 million in the fourth quarter of 2011 compared to $173 million in the fourth quarter of 2010.

Sales growth was driven by continued success in penetrating higher value markets for pine chemicals, asphalt additives and carbon technologies. Overall volume was essentially unchanged, with pricing and product mix improvement across key pine chemicals and carbon technologies markets driving sales growth. The segment continues to benefit from its focus on the highest value formulations used in publication inks, adhesives, oilfield drilling, and road building and maintenance solutions. In carbon technologies, sales were up due to volume gains in automotive markets as well as improved pricing and product mix.

Profit growth in 2011 primarily reflected product mix and pricing improvement. These benefits in 2011 were partially offset by input cost inflation for certain raw materials and freight.

Consumer & Office Products

(Includes branded and licensed school supplies in North America and Brazil as well as office, planning and organizing products in North America)

•	7% sales decline

•	7% profit decline

In the Consumer & Office Products segment, profit was $53 million in the fourth quarter of 2011 compared to $57 million in the fourth quarter of 2010. Sales were $218 million in the fourth quarter of 2011 compared to $235 million in the fourth quarter of 2010.

Sales declined in the fourth quarter from the general economic slowdown in Brazil, resulting in reduced orders from retailers for the Brazilian back-to-school season. Sales for dated and time management products in North America were better than expected and offset some of the weakness in Brazil.

Profit decline was primarily driven by lower sales volume as well as input cost inflation for certain raw materials and freight and unfavorable foreign currency exchange. These declines were partially offset by favorable product mix and productivity improvements. The segment continues to be impacted by imports from Asia.

Community Development and Land Management

(Includes approximately 701,000 owned acres in Southeastern U.S. – pursuing small-tract land sales and development opportunities principally in the region of Charleston, SC)

Sales for the Community Development and Land Management segment were $35 million in the fourth quarter of 2011 compared to $61 million in the fourth quarter of 2010. Profit was $8 million in the fourth quarter of 2011 compared to $30 million in fourth quarter of 2010. Profit from real estate activities was $5 million in 2011 compared to $28 million in 2010. The segment sold approximately 4,050 acres for gross proceeds of $11 million in 2011 compared to approximately 12,200 acres for gross proceeds of $38 million in 2010. Profit from forestry operations and leasing activities was $3 million in the fourth quarter of 2011 compared to $2 million in the fourth quarter of 2010.

Other Items

On November 17, 2011, the company announced the spinoff of its Consumer & Office Products business and executed a definitive agreement to merge the business in a tax-efficient transaction into ACCO Brands Corporation (NYSE: ABD), one of the world’s largest office supply manufacturers. ACCO Brands has obtained committed financing to complete the transaction. The transaction remains subject to approval by ACCO Brands’ shareholders and the satisfaction of customary closing conditions and regulatory approvals. At closing, MWV shareholders will receive 50.5 percent of the shares of ACCO stock and MWV will receive $460 million of cash, subject to certain potential post-closing adjustments. The transaction is expected to be completed in the first half of 2012. The Consumer & Office Products business will be presented as a discontinued operation in the company’s consolidated financial statements in the period this transaction closes.

On December 30, 2011, the company acquired Polytop Corporation, an innovative leader in the design and manufacturing of caps and closures serving the food, home and garden, and beauty and personal care packaging markets. The company will extend Polytop’s market leading caps and closures solutions across its global packaging platform.

In the fourth quarter of 2011, total pre-tax input costs of energy, raw materials and freight increased $37 million over the fourth quarter of 2010 on a continuing operations basis.

In the fourth quarter of 2011, the pre-tax impact from foreign currency exchange was $5 million unfavorable compared to the fourth quarter of 2010 on a continuing operations basis.

Cash flow from continuing operations was approximately $560 million in full-year 2011 compared to $551 million in full-year 2010.

Capital spending from continuing operations was approximately $670 million in full-year 2011 compared to $242 million in full-year 2010. The year-over-year increase was primarily driven by the expansion of the company’s corrugated packaging business in Brazil, as well as the new biomass boiler at the Covington mill (completion expected in 2013).

The company’s U.S. qualified retirement plans remain over funded and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

The annual effective tax rate attributable to continuing operations in 2011 including the effects of discrete tax items was approximately 38 percent. The mix and level of earnings between domestic and foreign operations, along with charges associated with the forthcoming spinoff of the Consumer & Office Products business and certain tax audit settlements, contributed to the difference between the effective tax rate and statutory rates. The annual effective tax rate attributable to continuing operations in 2012 excluding the effects of discrete tax items is expected to be about 32 percent.

MWV paid a regular quarterly dividend of $0.25 per share during the fourth quarter of 2011. On January 23, 2012, MWV declared a regular quarterly dividend of $0.25 per common share. The payment of the dividend will be made on March 1, 2012, to shareholders of record at the close of business on February 2, 2012.

Outlook

The company continues to execute well on its profitable growth strategies focused on commercial excellence, innovation, emerging markets and expanded participation. Near-term, the company remains cautious about weaker demand trends due to ongoing macroeconomic developments, particularly in Europe. The company also continues to experience significant inflation in certain raw materials. As a result, performance in the first quarter of 2012 is expected to be lower compared to year-ago levels. However, the company remains confident and is focused on executing its profitable growth strategies to achieve its 3 to 5 year targets of 5 percent-plus annual sales growth and 7 to 10 percent annual earnings growth.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. EST by dialing 1 (800) 230-1093 (toll-free domestic) or 1 (612) 332-0107 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. EST on January 25, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 231802.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, and tobacco industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s landholdings to support its operations, and to provide for conservation, recreation and development opportunities. With 17,500 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for eight consecutive years. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including MWV Consumer & Office Products/ACCO Brands transaction; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months December 31,		Twelve Months December 31,
	2011	2010	2011	2010
Net sales	$1,499	$1,498	$6,060	$5,693

Cost of sales	1,201	1,157	4,666	4,472
Selling, general and administrative expenses	229	203	815	729
Interest expense	44	47	181	186
Other (income) expense, net	(2)	1	(35)	(10)

Income from continuing operations before income taxes	27	90	433	316
Income tax provision	36	22	165	54

(Loss) income from continuing operations	(9)	68	268	262
Loss from discontinued operations, net of income taxes [1]	(6)	(21)	(12)	(156)

Net (loss) income attributable to the company	$(15)	$47	$256	$106

Net (loss) income per diluted share attributable to the company:
(Loss) income from continuing operations	$(0.05)	$0.40	$1.54	$1.52
Loss from discontinued operations [1]	(0.04)	(0.12)	(0.07)	(0.90)

Net (loss) income attributable to the company	$(0.09)	$0.28	$1.47	$0.62

Shares used to compute net (loss) income per share	171.1	170.9	174.1	172.7

[1]	Loss from discontinued operations primarily represents the dispositions of the media and entertainment packaging business and the envelope products business.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$656	$790
Accounts receivable, net	848	827
Inventories	649	642
Other current assets	93	131
Current assets of discontinued operations	—	56

Current assets	2,246	2,446

Property, plant, equipment and forestlands, net	3,531	3,255
Prepaid pension asset	969	1,052
Goodwill	832	812
Other assets	1,189	1,224
Non-current assets of discontinued operations	—	25

	$8,767	$8,814

Liabilities and equity
Accounts payable	$636	$590
Accrued expenses	592	606
Notes payable and current maturities of long-term debt	254	7
Current liabilities of discontinued operations	—	23

Current liabilities	1,482	1,226

Long-term debt	1,880	2,042
Other long-term obligations	1,255	1,265
Deferred income taxes	938	972
Non-current liabilities of discontinued operations	—	3

Commitments and contingencies

Shareholders’ equity	3,193	3,286
Non-controlling interests	19	20

Total equity	3,212	3,306

	$8,767	$8,814

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Sales
Packaging Resources	$698	$667	$2,868	$2,670
Consumer Solutions	437	437	1,869	1,818
Consumer & Office Products	218	235	744	748
Specialty Chemicals	193	173	811	680
Community Development and Land Management	35	61	161	168

Total	1,581	1,573	6,453	6,084
Intersegment eliminations	(82)	(75)	(393)	(391)

Consolidated totals	$1,499	$1,498	$6,060	$5,693

Segment profit
Packaging Resources	$37	$64	$322	$257
Consumer Solutions	17	24	106	125
Consumer & Office Products	53	57	146	141
Specialty Chemicals	42	36	203	141
Community Development and Land Management	8	30	63	67

Subtotal	157	211	840	731
Corporate and Other [1]	(130)	(121)	(407)	(415)

Consolidated totals [2]	$27	$90	$433	$316

[1]

Corporate and Other includes restructuring charges, interest expense and income, pension income and curtailment gains and losses, gains and losses on certain asset sales, charges from early extinguishments of debt, and non-controlling interest income and losses.

[2]	Consolidated totals represent income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

Use of Non-GAAP Measures

The presentation of income and earnings per share from continuing operations, adjusted to exclude the effects of the items listed below, is not meant to be considered in isolation or as a substitute for income (loss) and earnings (loss) per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because these non-GAAP measures exclude items of income, gains and charges that management believes are not indicative of the ongoing operating results of the business. The effects of these items on income (loss) and earnings (loss) per share from continuing operations determined in accordance with GAAP are as follows:

In millions, except per share amounts—unaudited

Fourth Quarter	2011 Net Income	2011 Earnings Per Share	2010 Net Income	2010 Earnings Per Share

(Loss) income and (loss) earnings per share from continuing operations, as reported	$(9)	$(0.05)	$68	$0.40

Add:
Charges associated with forthcoming spin-off of Consumer & Office Products	47	0.28	—	—
Restructuring charges	6	0.03	12	0.07

Deduct:
Tax benefit from cellulosic biofuel producer credits	—	—	(5)	(0.03)
Gains from post-retirement and pension curtailments	—	—	(4)	(0.03)

Income and earnings per share from continuing operations, as adjusted	$44	$0.26	$71	$0.41

Full Year	2011 Net Income	2011 Earnings Per Share	2010 Net Income	2010 Earnings Per Share

Income and earnings per share from continuing operations, as reported	$268	$1.54	$262	$1.52

Add:
Charges associated with forthcoming spinoff of Consumer & Office Products	47	0.27	—	—
Restructuring charges	20	0.11	35	0.20
Charges from early extinguishment of debt	—	—	4	0.02

Deduct:
Tax benefits from cellulosic biofuel producer credits and audit settlements	—	—	(29)	(0.17)
Gains from post-retirement and pension curtailments	—	—	(5)	(0.03)

Income and earnings per share from continuing operations, as adjusted	$335	$1.92	$267	$1.54

MeadWestvaco Corporation and consolidated subsidiary companies

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